Exhibit (d)(4)

SECOND AMENDMENT TO INVESTMENT ADVISORY AGREEMENT
OF PAYPAL FUNDS

SECOND AMENDMENT TO INVESTMENT ADVISORY AGREEMENT, effective as of August 11, 2009 (“Amendment”) by and between PayPal Asset Management, Inc. (the “Adviser”) and PayPal Funds (the “Trust”) with respect to the PayPal Money Market Fund, a series of the Trust (the “Fund”).

WHEREAS, the Adviser and the Trust (the “Parties”) entered into an Investment Advisory Agreement dated as of October 4, 2002 (the “Advisory Agreement”);

WHEREAS, the Parties entered into an Amendment to the Advisory Agreement effective as of March 1, 2005 to reduce the advisory fee payable to the Adviser under the Advisory Agreement from 1.80% of the Fund’s average daily net assets to 1.00% of the Fund’s average daily net assets; and

WHEREAS, the Parties desire to further amend the Advisory Agreement to reduce the advisory fee payable to the Adviser under the Advisory Agreement from 1.00% of the Fund’s average daily net assets to 0.75% of the Fund’s average daily net assets.

NOW, THEREFORE, in consideration of the premises set forth herein, the parties agree as follows:

1.	Amendment. The first sentence of Section 6(a) of the Advisory Agreement is hereby replaced with the following sentence:

As compensation for the services provided and expenses assumed by the Adviser under this Agreement, the Trust will arrange for the Fund to pay the Adviser at the end of each calendar month an advisory fee computed daily at an annual rate equal to 0.75% of the Fund’s average daily net assets.

2.
Miscellaneous.  Except as amended hereby, the Advisory Agreement shall remain in full force and effect.  This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their respective duly authorized officers as of the date first written above.
PAYPAL ASSET MANAGEMENT, INC.		PAYPAL FUNDS

By:	/s/ Omar Paz	By:	/s/ John T. Story

Name:	Omar Paz	Name:	John T. Story

Title:	President and CEO	Title:	President